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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 1996 appearing on page 14 of Dreyer's Grand Ice Cream, Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 31 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 9, 1996 relating to the consolidated financial statements of M-K-D Distributors, Inc. appearing on page 8 of Dreyer's Grand Ice Cream, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 30, 1995.


/s/ Price Waterhouse LLP
______________________________
PRICE WATERHOUSE LLP


San Francisco, California
November 21, 1996